Exhibit 3.22

CERTIFICATE OF FORMATION

OF

ITB JACKSONVILLE LLC

* * * * * * *

FIRST:	The name of the limited liability company is ITB JACKSONVILLE LLC.

SECOND:	The address of its registered office in the State of Delaware is 615 South DuPont Highway, Dover, DE. The name of its registered agent at such address is National Corporate Research, Ltd.

IN  WITNESS  WHEREOF,  the  undersigned has  executed  this  Certificate  of Formation of ITB JACKSONVILLE LLC this 16th day of July, 2002.

/s/ Paul Gridley
Paul Gridley, Authorized Person